Exhibit 99.1

The CMR Mortgage Fund II Newsletter

May 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor

Commercial Real Estate Financing Since 1958

San Francisco, California 94105

Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

We appreciate your continued support and understanding as we continue to navigate through these difficult times. We are working to resolve delinquent loans, work through foreclosures and bankruptcies, and sell those properties that we end up taking back. Since our borrowers’ ability to make their payments, refinance or sell their properties in order to pay us is dependent upon the availability of real estate financing, we continue to look to the credit markets to normalize. We are beginning to see some loosening of credit and a slight increase in liquidity. In the real estate and capital markets, we are seeing more offers being made, properties getting into contract, loans being purchased, and other signs that the worst may be over. If this is the case, then the conditions that led to the collapse of the credit markets in 2007 may be starting to resolve themselves.

We apologize for the lateness of investor statements, and this newsletter, as well as year-end financial statements. This is driven by the difficult process of revaluing properties in a market with very low transaction levels (described below). We are working diligently to complete this critical exercise, and we see the light at the end of the tunnel.

The challenge causing the delay is the critical need to finalize valuations on properties securing a few of our loans. This is particularly challenging for certain properties where there are typically no comparable sales values, or where judgments must be made on unique property conditions or entitlements. We are going to see write-downs in values of these few loans as of the end of 2007, which will in turn result in a reduction of Members’ Capital balances as of that date. We do not know as yet how much this will be, though we are approaching the end of this complex and time-consuming revaluation effort. We expect that write-downs will be substantial, but will be limited to specific reserves on a subset of the loans in the portfolio. As a result of this uncertainty, we are deferring distribution of investor statements for April 30, 2008 so that we can reflect the equity balance changes.

We still face numerous challenges, but we continue to work diligently through them and we will continue to tell you the results and as much as we can of what to expect.

We would also like to address a question that was posed to us by an investor. We were asked, directly, whether or not we at CMR had ever lent Fund capital to ourselves or our affiliates for our own real estate investment or loan investments. We were very surprised by this question and we would like to share our response with each of you. We at CMR have NEVER lent any Fund capital to ourselves for any purpose, the only exception being where the Fund has carried back a note to enable CMR to buy out defaulted loans or foreclosed REOs. This is specifically provided for in the Fund prospectus. We have only acquired assets in order to protect you, the investors, from the consequences of certain loans and REOs which could have produced losses. CMR has incurred significant losses in certain cases where the Funds have been made whole, including interest owed but not collected from the borrower.

Between cash to buy out defaulted loans or REOs and fees we have waived, CMR has made sacrifices in excess of $12 Million for all of our Funds since late 2006. In doing so, we have severely compromised our own finances and liquidity. We are working to rebuild our own financial well-being in order to ensure that we can continue to serve you, our investors. We know that these past 18 months have been difficult for our investors and we have done what we could to absorb as much of the pain as possible.

We’ll begin with an update of last month’s extensive portfolio discussion and what occurred in April.

In the Month Just Passed …

The Fund closed no loans, conducted 12 foreclosure sales, became the owner of 20 properties and part-owner (with other CMR investors) of 2 properties, and received a payoff and a paydown totaling $2.9 Million from the Manager’s sale of two defaulted Notes purchased by the Manager last December (secured by a NYC condo). The Manager will pay off the remaining $194,199 when cash is available.

Primarily due to both the non-accrual status of the Eagle Meadows loan effective April 1, 2008, and a $49,345 pro rata share of a full month’s interest expense on the Royal Kunia loan as mentioned in last month’s newsletter, Fund II experienced a net loss for April of $165,202. The April year-to-date net income was $1,256,338.

No redemption requests or cash dividends were paid in April. As of end of April, there were $30.7 Million of redemption requests outstanding, the oldest of which was received on July 20, 2007. Year-to-date, $238,000 of redemption requests have been paid. A total of $12.6 Million of redemption requests were paid in 2007.

The Portfolio

At April 30th, the Fund had $106 Million of principal plus advances in 20 loans (after the payoff/paydown and including the borrowed $25 Million but not including interest and fees).  In addition, the Fund owned the Victorville land and the acreage on I-805 in San Diego and interests in the 22 new REOs.

At April 30th, ten loans totaling $16.1 Million were current, including three loans for $5.4 Million bought by the Manager. Two loans for $13.7 Million were over 30 days late, and one loan for $2.6 Million was over 60 days late. The other seven loans for $75.3 Million of principal, advances and accrued interest ($68.5 Million principal) were more than 90 days late and obviously merit further discussion. As we discuss defaulted loans, we’ll assign names for ease of future reference. We don’t intend to update every loan every month but will report events, update the larger delinquent loans, and provide meaningful summaries.

•                                          Eagle Meadows.  One loan for $48 Million principal (which includes the $25 Million borrowed) plus another $2.6 Million lent behind that on land for residential development outside the cities of Wheatland, California; Casa Grande, Arizona; and Brisbane, California. We are initiating foreclosure, the borrower is attempting to sell the property, and at this time we believe the ultimate value of the property is sufficient that we have not established a loss reserve. We continue to monitor this situation closely.

•                                          Linden.  $10.5 Million in principal of $20 Million secured by 22 improved properties.  Since early April’s foreclosure sales on 20 of the properties, the Fund has moved forward with listing the properties and has started to receive offers. Since early April’s foreclosure sales, we have offers on the gas station and a 33-unit Fresno apartment building (which our Court-appointed receiver has operated for more than a year) at good prices, have serious interest in other properties, and have two foreclosure sales to go. As stated last month, however, we have established loss reserves on some of these properties and may realize some losses on these loans.

•                                          Lassen/Plumas.  Nearly $8.9 Million of $31.5 Million lent on 7,000 California acres.  Our foreclosure sale was stopped by the borrower’s bankruptcy. Any sale at this point will require Court review and approval, which is subject to time frames beyond our control.

•                                          Lincoln.  $680,000 of $4.0 Million lent on land near Lincoln, California.  Two parcels are now owned by Fund II, another Fund, and direct investors. We will pursue the other three through bankruptcy, have established a loss reserve, and intend to pursue a borrower’s personal guarantee.

•                                          Saigon Plaza.  About $318,000 principal of a $3.7 Million loan, secured by six East Bay properties. We foreclosed, the owners filed bankruptcies. We have started negotiations with the borrower and a potential purchaser to see if a reasonable resolution can be made. However, we have established a 20%+ loss reserve.

•                                          Honolulu. Just over $3.0 Million principal is secured by the Royal Kunia development near Honolulu, Hawaii, on which the total debt, including the senior lien, is approximately $98 Million (of which $18 Million sits in cash as pre-development reserves). Payments on the $55 Million senior lien are the major source of our cash flow problem.  We continue our efforts and tri-party negotiations between ourselves, the senior lienholder, and the borrower to complete transfer of title amicably without foreclosure and to arrange a sale of the property concerned. Some potential buyers are already expressing interest. We will update our progress in the next newsletter.

Looking Ahead

A Fremont REO, purchased from Fund II by the Manager, is in contract. The sale would produce a significant loss for the Manager but would produce, when and if the sale closes, cash and a recapture of loss reserves for Fund II exceeding $2.5 Million ($2,351,000, plus the $367,000 loss recapture).

As always, please don’t hesitate to contact us if you have any questions or concerns. We deeply appreciate your trust and confidence as we work through these difficult times. We’ll continue to keep you informed.

Sincerely,

David Choo	Craig Raymond
President	Senior Vice President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in Fund II’s registration statement on Form 10 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of mortgage credit, and economic conditions and their effect on Fund II and its assets, trends in real estate markets in which Fund II does business, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses and the valuation of real estate held for sale, Fund II’s growth and estimates of future member distributions or withdrawals, as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager and David Choo, the sole director of our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements, Fund II has not assumed any obligation to, and you should not expect Fund II to, update or revise those statements because of new information, future events or otherwise.